Exhibit - 4.31

THIS DEED OF AMENDMENT (“Deed of Amendment”) is dated 29 September 2016 and entered into by and between

(1)
SCORPIO BULKERS INC. a Marshall Islands corporation whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“SALT”) on its own account and as agent for and on behalf of each of its existing wholly owned subsidiaries as well as any future wholly owned subsidiaries of SALT as the context requires (together, the “SALT SPVs”);

(2)	SCORPIO SERVICES HOLDING LIMITED, a Marshall Islands corporation whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“SSH”);

(3)	SCORPIO COMMERCIAL MANAGEMENT S.A.M., a company incorporated under the laws of Monaco and having its registered office at 9 Boulevard Charles III, Monaco 98000 (“SCM”); and

(4)	SCORPIO SHIP MANAGEMENT S.A.M., a company incorporated under the laws of Monaco and having its registered office at 9 Rue du Gabian, Monaco 98000 (“SSM”),

each a “Party” and together the “Parties”.

WHEREAS

SALT, on its own account and as agent for and on behalf of each of the SALT SPVs, SCM and SSM have entered into a deed of master agreement with an effective date of 27 September 2013, as amended or modified from time to time, for the provision by each of SCM and SSM of commercial and technical management services (respectively) to certain vessels controlled by the SALT SPVs (the “Master Agreement”);

SALT and SSH have entered into an administrative services agreement with an effective date of 27 September 2013, as amended or modified from time to time, for the provision by SSH to SALT of certain administrative services (the “Administrative Agreement”);

The Parties now wish to amend the terms of the Master Agreement and Administrative Agreement as detailed herein.

NOW THEREFORE in consideration of the mutual promises contained in this Deed of Amendment, the Parties agree as follows:

1.	Defined terms shall have the meaning ascribed to them in either the Master Agreement or the Administrative Agreement as the context requires, unless otherwise indicated herein.

2.	With effect from the date of this Deed of Amendment:

(a)	The Administrative Agreement is amended so that SSH shall not be entitled to receive and SALT shall not be obliged to pay the Purchase Fee with respect to the Services provided on or following

Exhibit - 4.31

the date of this Deed of Amendment other than with respect to the 9 vessels that are currently under construction;

(b)
Except in the case of (i) a Change of Control (as defined in Schedule A hereto) of SALT or (ii) any termination by any SALT SPV, SCM or SSM (as applicable) under Section 21 of each of the Standard Commercial Management Terms or the Standard Technical Management Terms, the Master Agreement is amended such that any termination provisions and termination fees payable by the relevant SALT SPV to SCM and/or SSM (as applicable) pursuant to the terms of the Master Agreement on or following the date of this Deed of Amendment, are amended to be a termination upon the expiration of a period of three months from the date upon which such notice of termination is received and a fee equal to three months of management fees will be payable by SALT SPV to SCM and/or SSM (as applicable) upon termination; provided that, with respect to any event covered by (i) or (ii) in this clause (b) the amendments in this clause (b) will not apply and the existing terms of the Master Agreement will remain in full force and effect.

(c)
The Master Agreement is amended such that the percentage commission due to SCM on all monies earned by SALT or SALT’s vessel owning or chartering subsidiaries on each vessel fixture in consideration for SCM providing chartering services for such vessels will be reinstated to 1.75 percent, such increase to be effective immediately following the fifth trading day on which the closing price of SALT’s common shares on the New York Stock Exchange, or such other national securities exchange on which they are then listed, is equal or greater than $5.00 (after adjustment for any stock split or reverse stock split following the date of this Deed of Amendment) within any consecutive twenty day trading period.

3.
Except as expressly set forth herein, both the Master Agreement and the Administrative Agreement are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their terms.

4.
If the respective provisions of either of the Master Agreement or the Administrative Agreement and this Deed of Amendment conflict, then the terms of this Deed of Amendment shall prevail; provided that, the Master Agreement, as amended, shall be amended and restated in its entirety within two months from the date hereof to reflect the agreement of the parties hereto.

5.
Upon demand by any Party or Parties (each a “Requesting Party”), any or all of the other Parties will at their own expense, execute and register all further documents and do all acts and things as any Requesting Party shall deem reasonably necessary to enable the Requesting Party to obtain the full benefit of the Deed of Agreement for the purposes contemplated by the Parties.

Exhibit - 4.31

6.
This Deed of Amendment and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales and be subject to arbitration in London pursuant to the terms of the Master Agreement.

7.	The Parties shall pay their own costs and expenses incurred in connection with this Deed of Amendment.

8.
The Parties do not intend that any term of this Deed of Amendment should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed of Amendment.

9.
This Deed of Amendment may be executed in any number of counterparts (including by facsimile or electronic mail), with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

IN WITNESS WHEREOF this Deed of Amendment has been duly executed as a deed and delivered with effect from the date written above.

Executed as a deed by                    /s/Luca Forgione
For and on behalf of                    General Counsel
SCORPIO BULKERS INC.                -----------------------------------

In the presence of         Andrew Cottrell        /s/ Andrew Cottrell
Signature of Witness        Legal Intern
Name, address and occupation of witness

“Le Millenium” 9 Boulevard Charles III, MC 98000 Monaco

Executed as a deed by                    /s/Luca Forgione
For and on behalf of                    General Counsel
SCORPIO BULKERS INC.
As agent for and on behalf of each of the SALT SPVs
-----------------------------------
In the presence of         Andrew Cottrell        /s/ Andrew Cottrell
Signature of Witness        Legal Intern
Name, address and occupation of witness

“Le Millenium” 9 Boulevard Charles III, MC 98000 Monaco

Exhibit - 4.31

Executed as a deed by                    /s/ Filippo Lauro
For and on behalf of                     Executive Chairman- Vice President
SCORPIO SERVICES HOLDING LIMITED    -----------------------------------

In the presence of         Andrew Cottrell        /s/ Andrew Cottrell
Signature of Witness         Legal Intern
Name, address and occupation of witness

“Le Millenium” 9 Boulevard Charles III, MC 98000 Monaco

Executed as a deed by                    /s/ Aldo Poma
For and on behalf of                    Administrateur Delegue
SCORPIO COMMERCIAL MANAGEMENT S.A.M.
-----------------------------------

In the presence of         Andrew Cottrell        /s/ Andrew Cottrell
Signature of Witness        Legal Intern
Name, address and occupation of witness

“Le Millenium” 9 Boulevard Charles III, MC 98000 Monaco

Executed as a deed by
For and on behalf of                    /s/ Francesco Bellusci
SCORPIO SHIP MANAGEMENT S.A.M.     Administrateur Delegue
-----------------------------------

In the presence of         Andrew Cottrell        /s/ Andrew Cottrell
Signature of Witness        Legal Intern
Name, address and occupation of witness
“Le Millenium” 9 Boulevard Charles III, MC 98000 Monaco

Schedule A

For the purposes of this Deed of Amendment, “Change of Control” means the occurrence of any of the following:

(A) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of SALT’s or its subsidiaries’ assets, taken as a whole, to any Person other than to the Existing Ownership Group;
(B) an order made for, or the adoption by the Board of Directors of a plan of, liquidation or dissolution of SALT;
(C) the consummation of any transaction (including any merger or consolidation) the result of which is that any Person, other than the Existing Ownership Group, becomes the beneficial owner, directly or indirectly, of a majority of SALT’s Voting Securities, measured by voting power rather than number of shares;
(D) if, at any time, SALT becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction

Exhibit - 4.31

or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;
(E) the consolidation of SALT with, or the merger of SALT with or into, any Person, other than the Existing Ownership Group, or the consolidation of any Person, other than the Existing Ownership Group with, or the merger of any Person other than the Existing Ownership Group with or into, SALT, in any such event pursuant to a transaction in which any of the common stock outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where SALT’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee Person constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee Person immediately after giving effect to such issuance; or
(F) a change in directors after which a majority of the members of the Board of Directors are not directors who were either nominated by, appointed by or otherwise elected with the approval of current board members at the time of such election.

“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.

“Existing Ownership Group” means SSH and all Affiliates thereof.

“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.
“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency (including the U.S. Securities and Exchange Commission), any tribunal, labor relations board, commission or stock exchange (including the New York Stock Exchange), and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Person” shall have the meaning ascribed to such term in Section 13(d)(3) of the Securities Exchange Act, as amended.

“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

SK 28055 0001 7267207 v2